                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-64791

PROSPECTUS
----------

                                660,853 SHARES

                     EASTERN ENVIRONMENTAL SERVICES, INC.

                                 COMMON STOCK


     This Prospectus relates to 504,603 shares of Common Stock (the "Common Stock") of Eastern Environmental Services, Inc. (the "Company") currently outstanding (the "Outstanding Shares") and 156,250 shares of Common Stock (the "Warrant Shares") issuable upon exercise of a common stock purchase warrant of the Company (the "Warrant") (the Outstanding Shares and the Warrant Shares are collectively referred to herein as the "Shares"). The Shares are being offered for sale pursuant to this Prospectus (the "Offering"), from time to time, by or for the account of the stockholders named herein (the "Registered Stockholders"). See "Registered Stockholders." The Company will not receive any of the proceeds of the Offering.

     The Warrant was granted to Sanders Morris Mundy Inc. as partial consideration for acting as a broker in connection with a private placement of securities by the Company in August 1996 and all of the Outstanding Shares were issued by the Company in connection with acquisitions of solid waste management businesses since March 1998. All of the Shares are included in this Prospectus pursuant to the exercise of registration rights granted the holders thereof in connection with such private placement and acquisitions.

     The Registered Stockholders, either directly, through agents designated or to be designated from time to time by them, or through underwriters or dealers, may sell the Shares from time to time on terms to be determined by the Registered Stockholders at the time of sale. The Registered Stockholders may also seek, to the extent permitted by applicable laws, to sell the Shares in transactions under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act").

     All expenses of the Offering, other than commissions or discounts of broker-dealers, will be borne by the Company. It is estimated that such expenses to be borne by the Company will approximate $28,000.

     The Registered Stockholders and any broker-dealers, agents, underwriters or dealers that participate with the Registered Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Common Stock is currently traded on the Nasdaq National Market under the symbol "EESI." The closing sale price of the Common Stock on the Nasdaq National Market on October 26, 1998 was $28 per share.

                               __________________

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.
                               __________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               __________________

               The date of this Prospectus is October 27, 1998

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE REGISTERED STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.



                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
Available Information.............................................     2
Incorporation of Certain Documents by Reference...................     2
Risk Factors......................................................     5
Use of Proceeds...................................................    15
The Company.......................................................    15
Recent Developments...............................................    15
Registered Stockholders...........................................    16
Plan of Distribution..............................................    17
Legal Matters.....................................................    17
Experts...........................................................    17

                                660,853 SHARES

                                  Common Stock

                      EASTERN ENVIRONMENTAL SERVICES, INC.



                                   PROSPECTUS

                               OCTOBER 27, 1998